Exhibit 4.3
REALNETWORKS, INC.
2020 INDUCEMENT EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
NOTICE OF INDUCEMENT RESTRICTED STOCK UNIT GRANT
Unless otherwise defined herein, the terms defined in the RealNetworks, Inc. 2020 Inducement Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Inducement Restricted Stock Unit Agreement which includes the Notice of Restricted Stock Unit Grant (the “Notice of Grant”), the Terms and Conditions of Inducement Restricted Stock Unit Grant, attached hereto as Exhibit A, and all other exhibits, appendices, and addenda attached hereto (the “Award Agreement”).
Participant Name:
Address:
The undersigned Participant has been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number:
Date of Grant:
Vesting Commencement Date:
Total Number of Shares Subject to Restricted Stock Units:
Vesting Schedule:
Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock Units will be scheduled to vest in accordance with the following schedule:
[Insert Vesting Schedule.]
In the event of cessation of Participant’s status as a Service Provider for any or no reason before Participant vests in the Restricted Stock Units, the Restricted Stock Units and Participant’s right to acquire any Shares hereunder will terminate immediately, unless specifically provided otherwise in this Award Agreement or other written agreement between Participant and the Company or any of its Subsidiaries or Parents, as applicable.
By Participant’s signature and the signature of the representative of RealNetworks, Inc. (the “Company”) below, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, and all other exhibits, appendices and addenda attached hereto, all of which are made a part of this document. Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	REALNETWORKS, INC.

Signature	Signature

Print Name	Print Name

Title
Address:

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT
1.    Grant of Restricted Stock Units. The Company hereby grants to the individual (“Participant”) named in the Notice of Grant of Restricted Stock Units of this Award Agreement (the “Notice of Grant”) under the Plan an Award of Restricted Stock Units, and subject to the terms and conditions of this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 18 of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.
2.    Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3 or 4, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.    Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant, subject to Participant continuing to be a Service Provider through each applicable vesting date.
4.    Payment after Vesting.
(a)    General Rule. Subject to Section 9, any Restricted Stock Units that vest will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Subject to the provisions of Section 4(b), such vested Restricted Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Restricted Stock Units payable under this Award Agreement.
(b)    Acceleration.
(i)    Discretionary Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. If Participant is a U.S. taxpayer, the payment of Shares vesting pursuant to this Section 4(b) shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence.

(ii)    Notwithstanding anything in the Plan or this Award Agreement or any other agreement (whether entered into before, on or after the Date of Grant), if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with the cessation of Participant’s status as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Administrator), other than due to Participant’s death, and if (x) Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following the cessation of Participant’s status as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of cessation of Participant’s status as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death.
(c)    Section 409A. It is the intent of this Award Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). However, in no event will the Company or any of its Parent or Subsidiaries have any liability or obligation to reimburse, indemnify, or hold harmless Participant for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
5.    Forfeiture Upon Termination as a Service Provider. Unless specifically provided otherwise in this Award Agreement or other written agreement between Participant and the Company or any of its Subsidiaries or Parents, as applicable, if Participant ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.
6.    Tax Consequences. Participant has reviewed with his or her own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be solely responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.
7.    Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of

Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
8.    Change in Control; Corporate Transaction. Provisions regarding a Change in Control and a Corporate Transaction are set forth in Appendix A.
9.    Tax Obligations.
(a)    Regardless of any action the Company or, if different, Participant’s employer (the “Employer”) or any Parent or Subsidiary to which Participant is providing services (together, the “Service Recipients”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Shares upon settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Prior to the issuance of Shares in payment of the Restricted Stock Units or any other relevant taxable or tax withholding event, as applicable, the Participant will pay to the Company, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or (2) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (3) withholding in Shares otherwise deliverable to the Participant on vesting/settlement of the Restricted Stock Units.
(c)    To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.
(d)    Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items. The Company will not be responsible for any losses or damages resulting from any delay in releasing the Shares to the Participant upon the vesting of the Restricted Stock Units as a result of the Participant’s failure to make full payment of the Tax-Related Items, as provided in this Section 9, in a timely manner upon the vesting of the Restricted Stock Units.
(e)    No Representations. Participant has reviewed with his or her own tax advisers the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisers and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.
(f)    Company’s Obligation to Deliver Shares. For clarification purposes, in no event will the Company issue Participant any Shares unless and until arrangements satisfactory to the Administrator have been made for the payment of Participant’s Tax-Related Items. If Participant fails to make satisfactory arrangements for the payment of such Tax-Related Items hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4 or Participant’s Tax-Related Items otherwise become due, Participant will permanently forfeit such Restricted Stock Units to which Participant’s Tax-Related Items relate and any right to receive Shares thereunder and such Restricted Stock Units will be returned to the Company at no cost to the Company.
10.    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
11.    No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE

LAW IS AT THE WILL OF THE APPLICABLE SERVICE RECIPIENT AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK UNIT AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF ANY SERVICE RECIPIENT TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.
12.    Grant is Not Transferable. Except to the limited extent provided in Section 7, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
13.    Nature of Grant. In accepting this Award of Restricted Stock Units, Participant acknowledges, understands and agrees that:
(a)    the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(b)    all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Administrator;
(c)    Participant is voluntarily participating in the Plan;
(d)    the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;
(e)    the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(f)    the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable and cannot be predicted;

(g)    for purposes of the Restricted Stock Units, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock Units grant (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);
(h)    unless otherwise provided in the Plan or by the Administrator in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(i)    the following provisions apply only if Participant is providing services outside the United States:
(i)    the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose;
(ii)    Participant acknowledges and agrees that no Service Recipient shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement; and
(iii)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against any Service Recipient, waives his or her ability, if any, to bring any such claim, and releases each Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.
14.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the Shares underlying the Restricted Stock Units. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
15.    Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Service Recipients for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company and the Service Recipient may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
Participant understands that Data may be transferred to a stock plan service provider, as may be selected by the Company in the future, assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, any stock plan service provider selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as a Service Provider and career with the Service Recipient will not be adversely affected. The only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
16.    Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at RealNetworks, Inc., 1501 First Avenue South, Suite 600, Seattle, Washington 98134, or at such other address as the Company may hereafter designate in writing.
17.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or require Participant to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
18.    No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
19.    Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may be assigned only with the prior written consent of the Company.
20.    Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Award Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for (or make any entry on the books of the Company or of a duly authorized transfer agent of the Company of) the Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.
21.    Language. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
22.    Interpretation. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
23.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
24.    Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Administrator at any time.
25.    Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award of Restricted Stock Units.
26.    Governing Law; Venue; Severability. This Award Agreement and the Restricted Stock Units are governed by the internal substantive laws, but not the choice of law rules, of the State of Washington. For purposes of litigating any dispute that arises under these Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Washington, and agree that such litigation will be conducted in the courts of King County, Washington, or the United States federal courts for the Western District of Washington, and no other courts, where this Award Agreement is made and/or to be performed. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Award Agreement shall continue in full force and effect.
27.    Entire Agreement. The Plan is incorporated herein by this reference. The Plan and this Award Agreement (including the appendices and exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.
28.    Country Addendum. Notwithstanding any provisions in this Award Agreement, the Restricted Stock Unit grant shall be subject to any special terms and conditions set forth in an appendix (if any) to this Award Agreement for any country whose laws are applicable to Participant and this Award of Restricted Stock Units (as determined by the Administrator in its sole discretion) (the “Country Addendum”). Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum constitutes part of this Award Agreement.
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APPENDIX A
Change in Control; Corporate Transaction
1.    Change in Control
Notwithstanding anything contained herein to the contrary, if (i) the Restricted Stock Units are assumed or substituted for on substantially the same terms and conditions (which may include payment in shares of the common stock of the Surviving Corporation or the Parent Corporation) immediately following the Change in Control and (ii) within twenty-four (24) months after a Change in Control the Participant’s employment is terminated by the Company or its successor without Cause or by the Participant for Good Reason, all of the unvested Restricted Stock Units shall be vested immediately. Furthermore and notwithstanding anything contained herein to the contrary, if the Restricted Stock Units are not assumed or substituted for immediately following the Change in Control on substantially the same terms and conditions (which may include payment in shares of the common stock of the Surviving Corporation or the Parent Corporation), all of the unvested Restricted Stock Units shall vest immediately upon the Change in Control. If the Company is the Surviving Corporation or the Parent Corporation, if applicable, it shall be deemed to have assumed the Restricted Stock Units unless it takes explicit action to the contrary.
For purposes of this Appendix A to the Award Agreement, the definitions of “Cause,” “Change in Control,” and “Good Reason” shall each be as set forth in Participant’s employment agreement with the Company; provided, however, that in the event that Participant does not have an employment agreement or that such employment agreement does not include definitions for any or all of these terms, then to the extent such term is not so defined the term "Change in Control" shall have the meaning ascribed in the RealNetworks 2005 Stock Incentive Plan, as amended and restated, and the terms "Cause" and "Good Reason" shall have the meaning ascribed in the form of stock option agreement attached as Exhibit 10.13 to the Company's Annual Report on Form 10-K filed March 18, 2013.
2.    Corporate Transaction
Notwithstanding anything contained herein to the contrary, in the event of a Corporate Transaction that is not a Change in Control, the surviving corporation or acquiring corporation may assume, continue or substitute for the Restricted Stock Units on substantially the same terms and conditions (which may include payment in shares of the common stock of the surviving corporation or acquiring corporation, or the parent company of the surviving or acquiring corporation). In the event of a Corporate Transaction that is not a Change in Control, then notwithstanding anything contained herein to the contrary, to the extent that the surviving corporation or acquiring corporation (or its parent company) does not assume, continue or substitute for the Restricted Stock Units on substantially the same terms and conditions (which may include payment in shares of the common stock of the surviving corporation, acquiring corporation, or the surviving or acquiring corporation’s parent company), then all of such Restricted Stock Units that are unvested shall become fully vested immediately prior to the Corporate Transaction if the Participant is then an Employee.

For purposes of this Agreement, “Corporate Transaction” means (i) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or (ii) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise. Notwithstanding the foregoing, a “Corporate Transaction” shall not include a transaction that is effected exclusively for the purpose of changing the domicile of the Company.
3.    Form and Timing of Payment
Payment of Restricted Stock Units that vest pursuant to the first sentence of Part 1 of this Appendix A shall be made in Shares (or, if applicable, in shares of the common stock of the Surviving Corporation or Parent Corporation) as soon as practicable following the termination of employment referred to in such sentence, but in any event within 30 days following the date of such termination, subject to any delay under Section 4(c) the Award Agreement. Payment of Restricted Stock Units that vest pursuant to the second sentence of Part 1 of Appendix A shall be made in Shares (or, if applicable, in shares of the common stock of the Surviving Corporation or the Parent Corporation), as soon as practicable but in any event within 30 days following the date of the Change in Control, subject to any delay under Section 4(c) the Award Agreement. Payment of Restricted Stock Units that vest pursuant to the second sentence of Part 2 of this Appendix A shall be made in Shares (or, if applicable, in shares of the common stock of the surviving corporation, acquiring corporation, or the surviving or acquiring corporation’s parent company), as soon as practicable but in any event within 30 days following the date of the Corporate Transaction, subject to any delay under Section 4(c) of the Award Agreement.